Exhibit 4.3

Description of HAMILTON BEACH BRANDS HOLDING COMPANY’s Securities Registered Pursuant To Section 12 of the Securities Exchange Act Of 1934

The following description sets forth certain material terms and provisions of the securities of Hamilton Beach Brands Holding Company (“we,” “us” or “our”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. This description also summarizes relevant provisions of Delaware law. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of our certificate of incorporation and bylaws, copies of which are filed as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part, and by the applicable provisions of Delaware law.

As of the date of this filing, we are authorized to issue up to 100 million shares of common stock (comprised of 70 million shares of our Class A Common and 30 million shares of our Class B Common), par value $0.01 per share, and 5 million shares of preferred stock, par value $0.01 per share.

Common Stock

Voting Rights

Subject to the rights of the holders of any series of preferred stock, each share of our Class A Common entitles the holder of the share to one vote on all matters submitted to our stockholders, and each share of our Class B Common entitles the holder of the share to ten votes on all such matters.

Dividends and Other Distributions

Subject to the rights of the holders of any series of preferred stock, each share of our Class A Common and our Class B Common is equal in respect of rights to dividends and other distributions in our cash, stock or property, except that in the case of dividends or other distributions payable in our stock, including distributions pursuant to split-ups or divisions of our stock, only our Class A Common is distributed with respect to our Class A Common and only our Class B Common is distributed with respect to our Class B Common. In the event of a future spin-off of one of our subsidiaries, the Hamilton Beach Brands Holding Company amended and restated certificate of incorporation permits the Company to elect to distribute to each holder of our Class A Common shares of the Class A common stock of such subsidiary and to each holder of our Class B Common shares of the Class B common stock of such subsidiary. In the case of any consolidation, merger or sale of all, or substantially all, of our assets as a result of which our stockholders will be entitled to receive cash, stock other securities or other property with respect to or in exchange for their shares of our stock, each holder of our Class A Common and our Class B Common will be entitled to receive an equal amount of consideration for each share of our Class A Common or our Class B Common held by such holder.

Restrictions on Transfer of Class B Common; Convertibility of Class B Common into Class A Common.

Our Class B Common generally is not transferable by a stockholder except to or among such holder’s spouse, certain relatives of such holder, and spouses of such relatives, certain trusts established for their or another permitted transferee’s benefit, certain corporations, limited liability companies and partnerships owned by them and certain charitable organizations.

Our Class B Common is, however, convertible at all times, and without cost to the stockholder, into our Class A Common on a share-for-share basis. Therefore, stockholders desiring to sell the equity interest in us represented by their shares of our Class B Common may convert those shares into an equal number of shares of our Class A Common and sell the shares of our Class A Common. A stockholder who does not wish to complete the conversion process before a sale may effect a sale of our Class A Common into which such stockholder’s shares of our Class B Common is convertible.

Other than pursuant to conversions into our Class A Common as described above, a holder of shares of our Class B Common may transfer such shares (whether by sale, assignment, gift, bequest, appointment or otherwise) only to a permitted transferee, which is defined generally as follows:

1.to the extent such person is a natural person, any of the lineal descendants of a great, great, great, great grandparent of such holder of our Class B Common, including children adopted before age 18 or any spouse (including a widow or widower) of such lineal descendant, any of the spouses of a lineal descendant of a great, great, great, great grandparent of such Class B stockholder’s spouse, any lineal descendant of any spouse of a lineal descendant of a great, great, great, great grandparent of such Class B stockholder (such persons, including such holder of our Class B Common, are hereinafter referred to as such “Class B stockholder’s family members”);

2.a trust for the benefit of such Class B stockholder’s family members and certain charitable organizations;

3.certain charitable organizations established by such Class B stockholder’s family members; and

4.a corporation whose stockholders, a partnership whose partners or a limited liability company whose members, are made up exclusively of such Class B stockholder’s family members, any trust described in (2) above or any other permitted transferees.

In the case of a corporation or limited liability company, shares of our Class B Common also may be transferred to a successor by merger or consolidation, provided that each stockholder of each other corporation or member of each other limited liability company, as applicable, which is a party to such merger or consolidation is, at the time of such transaction, a stockholder of such corporation or a permitted transferee of at least one stockholder of such corporation or a member of such limited liability company or a permitted transferee of at least one member of such limited liability company. Class B Common shares being beneficially held pursuant to a trust may be transferred to (i) any person, as of the record date, to whom or for whose benefit principal may be distributed under the terms of the trust, (ii) the person or persons who established such trust, and (iii) permitted transferees of any such person described in subclause (i) or (ii). Shares beneficially held by certain charitable organizations may be transferred to the Class B stockholder who or that transferred such shares to the charitable organization and to such holder’s permitted transferees.

The restrictions on the transferability of our Class B Common are set forth in full in Section 3 of Article IV of our amended and restated certificate of incorporation. Each certificate representing shares of our Class B Common will bear a legend indicating that the shares of our Class B Common are subject to restrictions on the transfer and registration of transfer thereof.

Any purported transfer of shares of our Class B Common not permitted under our amended and restated certificate of incorporation will be void and of no effect and the purported transferee will have no rights as our stockholder and no other rights against or with respect to us. We may, as a condition to the transfer or registration of transfer of shares of our Class B Common to a permitted transferee, require the furnishing of such affidavits or other proof as we deem necessary to establish that such transferee is a permitted transferee.

Additional shares of our Class B Common will not be issued without an affirmative vote of the holders of a majority of our outstanding voting stock, except in connection with stock splits and stock dividends. All shares of our Class B Common received by us when stockholders convert them into our Class A Common or that are otherwise acquired by us will be retired and not reissued.

Other Provisions

Neither our Class A Common nor our Class B Common carry any preemptive rights enabling a holder to subscribe for or receive shares of our stock of any class or any other securities convertible into shares of our stock.

Listing

Our Class A Common is quoted on the NYSE under the symbol “HBB.” Our Class B Common is not listed on the NYSE or any other stock exchange.

Preferred Stock

Our Board is authorized to issue one or more series of up to 5 million shares of preferred stock. With respect to each series of the preferred stock, our Board has the authority, consistent with our amended and restated certificate of incorporation, to determine the following terms:

1.the number of shares and the designation of any series;

2.the voting powers, if any, of the shares of such series and whether such voting powers are full or limited;

3.the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

4.whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends of such series;

5.the rights of such series upon our voluntary or involuntary dissolution, or upon any distribution of our assets;

6.whether the shares are convertible into, or exchangeable for, any of our other stock, the price or rate of conversion or exchange and the applicable terms and conditions;

7.the right, if any, to subscribe for or to purchase any of our securities or of any other corporation or other entity;

8.the provisions, if any, of any sinking fund applicable to such series; and

9.any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions, of such series;

    The issuance of preferred stock may adversely affect the voting rights and other rights of the holders of common stock.

Provisions That May Have an Anti-Takeover Effect

Our amended and restated certificate of incorporation contains provisions that may make the acquisition of control of us by means of a tender offer, open market purchase, proxy fight or otherwise more difficult. Our amended and restated bylaws also contain provisions that could have an anti-takeover effect.

These provisions of our amended and restated certificate of incorporation and our amended and restated bylaws are designed to encourage persons seeking to acquire control of us to negotiate the terms with our Board. We believe that, as a general rule, the interests of our stockholders are best served if any change in control results from negotiations with our Board based upon careful consideration of the proposed terms, such as the price to be paid to stockholders, the form of consideration to be paid and the anticipated tax effects of the transaction. Stockholders are not generally permitted to call a special meeting of stockholders. However, in the future, preferred stock may be designated that permits the holders of such preferred stock to call a special meeting of the holders of such class of preferred stock. Subject to the rights of holders of our preferred stock, our directors must be nominated in accordance with Section 3 of Article II of our amended and restated bylaws, which provides that nominations for election as directors at an annual meeting of our stockholders may only be made (i) by or at the direction of our Board or a committee thereof or (ii) by any stockholder who is entitled to vote at such annual meeting and who complies with the additional requirements of such section.

The provisions could, however, have the effect of discouraging a prospective acquirer from making a tender offer or otherwise attempting to obtain control of us. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares. Moreover, these provisions could discourage accumulations of large blocks of shares of our Class A Common, thus depriving stockholders of any advantages that large accumulations of stock might provide. Set forth below is a summary of the relevant provisions of our amended and restated certificate of incorporation and our amended and restated bylaws and certain applicable sections of the Delaware General Corporation Law (“DGCL”). This summary may not contain all of the information that is important to you and is subject to, and is qualified by reference to, all of the provisions of our amended and restated certificate of incorporation and our amended and restated bylaws and the DGCL.

Restrictions on Certain Transactions with Interested Persons

We are subject to Section 203 of the DGCL, which prohibits certain business combinations and transactions between a corporation and an “interested stockholder” for at least three years after the interested stockholder becomes an interested stockholder, unless:

•before the interested stockholder’s share acquisition date, the board approved either the business combination or the purchase of shares by the interested stockholder;

•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•the transaction is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock, after excluding shares controlled by the interested stockholder.

    An “interested stockholder” is any person that (i) is the owner of 15% or more of our outstanding voting stock, or (ii) is our affiliate or associate and was the owner of 15% or more of our outstanding voting stock at any time within the 3-year period immediately before the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person.

Special Vote Required for Certain Amendments to Organizational Documents

Certain provisions of our amended and restated certificate of incorporation, such as those set forth in Article V (election and removal of directors), Article VI (amendment of bylaws) and Article IX (rights to indemnification), may not be amended or repealed except by the affirmative vote of the holders of at least 80% of the voting power of our outstanding voting stock, voting together as a single class. Such 80% vote is also required to adopt any provisions inconsistent with any of the provisions of Article I, Sections 1 (time and place of meetings of stockholders), 3 (special meetings of stockholders) and 8 (order of business at meetings of stockholders), Article II, Sections 1 (number and term of office of directors), 2 (vacancies and new directorships), 3 (nominations and election of directors) and 4 (powers of directors) and Article VII (amendments to bylaws) of our amended and restated bylaws.

Other Provisions

Certain other provisions of our amended and restated certificate of incorporation and our amended and restated bylaws may also tend to discourage attempts to acquire control of us. These include advance notice requirements for director nominations and stockholder proposals and provisions that prohibit stockholder action being effected by written consent.